UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Markforged Holding Corporation

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

57064N102

(CUSIP Number)

July 14, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 57064N102

1.	Names of Reporting Persons Trinity TVL XI, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Statement on Schedule 13G is filed by Trinity TVL XI, LLC (“Trinity TVL XI”), Trinity Ventures XI, L.P. (“Trinity XI”), Trinity XI Entrepreneurs’ Fund, L.P. (“TEF XI”), Trinity XI Side-By-Side Fund, L.P. (“Trinity SBS XI”), TVL Management Corp. (“TVL Management”), Ajay Chopra (“Chopra”), Noel J. Fenton (“Fenton”), Nina C. Labatt (“Labatt”), Patricia E. Nakache (“Nakache,”) and Lawrence K. Orr (“Orr” and collectively with Trinity TVL XI, Trinity XI, TEF XI, Trinity SBS XI, TVL Management, Chopra, Fenton, Labatt and Nakache referred to herein as, the “Reporting Persons”). Trinity TVL XI serves as the sole General Partner of Trinity XI, TEF XI and Trinity SBS XI. As such, Trinity TVL XI possesses power to direct the voting and disposition of the shares owned by Trinity XI, TEF XI and Trinity SBS XI and may be deemed to have indirect beneficial ownership of the shares held by Trinity XI, TEF XI and Trinity SBS XI. TVL Management, Chopra, Fenton, Labatt, Nakache and Orr are Management Members of Trinity TVL XI. As such, TVL Management, Chopra, Fenton, Labatt, Nakache and Orr share power to direct the voting and disposition of the shares owned by Trinity XI, TEF XI and Trinity SBS XI and may be deemed to have indirect beneficial ownership of the shares held by Trinity XI, TEF XI and Trinity SBS XI. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Trinity Ventures XI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 16,853,513 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 16,853,513 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 16,853,513 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 16,853,513 shares of Common Stock held directly by Trinity XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Trinity XI Entrepreneurs’ Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 270,617 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 270,617 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 270,617 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 270,617 shares of Common Stock held directly by TEF XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Trinity XI Side-By-Side Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 134,618 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 134,618 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 134,618 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% (3)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons TVL Management Corp.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) CO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Ajay Chopra

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Noel J. Fenton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Nina C. Labatt

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Patricia E. Nakache

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

CUSIP No. 57064N102

1.	Names of Reporting Persons Lawrence K. Orr

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 17,258,748 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 17,258,748 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,258,748 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.3% (3)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 17,258,748 shares of Common Stock beneficially owned by the Reporting Person represents (i) 16,853,513 shares of Common Stock held directly by Trinity XI, (ii) 270,617 shares of Common Stock held directly by TEF XI and (iii) 134,618 shares of Common Stock held directly by Trinity SBS XI.
(3)	This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

Item 1.
	(a)	Name of Issuer Markforged Holding Corporation
	(b)	Address of Issuer’s Principal Executive Offices 480 Pleasant Street Watertown, MA 02471

Item 2.
(a)

Name of Person Filing

1.       Trinity TVL XI, LLC (“Trinity TVL XI”)

2.       Trinity Ventures XI, L.P. (“Trinity XI”)

3.       Trinity XI Entrepreneurs’ Fund, L.P. (“TEF XI”)

4.       Trinity XI Side-By-Side Fund, L.P. (“Trinity SBS XI”)

5.       TVL Management Corp. (“TVL Management”)

6.       Ajay Chopra (“Chopra”)

7.       Noel J. Fenton (“Fenton”)

8.       Nina C. Labatt (“Labatt”)

9.       Patricia E. Nakache (“Nakache”)

10.     Lawrence K. Orr (“Orr”)

	(b)	Address of Principal Business Office or, if none, Residence c/o Trinity Ventures 325 Sharon Park Dr., #458 Menlo Park, CA 94025
(c)

Citizenship

Trinity TVL XI           Delaware

Trinity XI                   Delaware

TEF XI                        Delaware

Trinity SBS XI           Delaware

TVL Management    Delaware

Chopra                       United States of America

Fenton                       United States of America

Labatt                        United States of America

Nakache                    United States of America

Orr                              United States of America

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 57064N102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (2)	Sole Dispositive Power (1)	Shared Dispositive Power (2)	Beneficial Ownership (2)	Percentage of Class (3)
Trinity XI	16,853,513	0	16,853,513	0	16,853,513	16,853,513	9.1%
TEF XI	270,617	0	270,617	0	270,617	270,617	0.1%
Trinity SBS XI	134,618	0	134,618	0	134,618	134,618	0.1%
Trinity TVL XI (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
TVL Management (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
Chopra (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
Fenton (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
Labatt (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
Nakache (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%
Orr (2)	0	0	17,258,748	0	17,258,748	17,258,748	9.3%

(1)        Represents shares of Common Stock of the Issuer held directly by the Reporting Person.

(2)        The shares are held directly by Trinity XI, TEF XI and Trinity SBS XI. Trinity TVL XI serves as the sole General Partner of Trinity XI, TEF XI and Trinity SBS XI. As such, Trinity TVL XI possesses power to direct the voting and disposition of the shares owned by Trinity XI, TEF XI and Trinity SBS XI and may be deemed to have indirect beneficial ownership of the shares held by Trinity XI, TEF XI and Trinity SBS XI. TVL Management, Chopra, Fenton, Labatt, Nakache and Orr are Management Members of Trinity TVL XI. As such, TVL Management, Chopra, Fenton, Labatt, Nakache and Orr share power to direct the voting and disposition of the shares owned by Trinity XI, TEF XI and Trinity SBS XI and may be deemed to have indirect beneficial ownership of the shares held by Trinity XI, TEF XI and Trinity SBS XI.

(3)       This percentage is based on 185,251,837 shares of Common Stock reported to be outstanding as of July 14, 2021 in the Issuer’s Form 8-K as filed with the Securities and Exchange Commission on July 20, 2021.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 9, 2021

Trinity Ventures XI, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity XI Entrepreneurs’ Fund, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity XI Side-By-Side Fund, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity TVL XI, LLC

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

TVL Management Corp.

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Vice President and Secretary

/s/ Ajay Chopra
Ajay Chopra

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Nina C. Labatt
Nina C. Labatt

/s/ Patricia E. Nakache
Patricia E. Nakache

/s/ Lawrence K. Orr
Lawrence K. Orr

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Markforged Holding Corporation is filed on behalf of each of us.

Dated: August 9, 2021

Trinity Ventures XI, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity XI Entrepreneurs’ Fund, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity XI Side-By-Side Fund, L.P.

By:	Trinity TVL XI, LLC
its	General Partner

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

Trinity TVL XI, LLC

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Vice President and Secretary

TVL Management Corp.

By:	/s/ Nina C. Labatt
Name: Nina C. Labatt
Title: Management Member

/s/ Ajay Chopra
Ajay Chopra

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Nina C. Labatt
Nina C. Labatt

/s/ Patricia E. Nakache
Patricia E. Nakache

/s/ Lawrence K. Orr
Lawrence K. Orr